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                                                                   EXHIBIT 10.19

                             FIBREBOARD CORPORATION

                          SUPPLEMENTAL RETIREMENT PLAN

                          (AS RESTATED JANUARY 1, 1994)



                                    PREAMBLE


            Effective December 14, 1992, Fibreboard Corporation established the Fibreboard Corporation Supplemental Retirement Plan to provide a supplemental non-qualified benefit to certain of the Company's key employees whose ability to accrue benefits under the Company's qualified retirement plans is constrained due to age and statutory limitations. Effective January 1, 1994, this document constitutes a complete amendment and restatement of the Plan as approved by the Board of Directors of Fibreboard Corporation on November 29, 1994.


                                  SECTION I
                         DEFINITIONS AND CONSTRUCTION

            1.1 "ACCOUNT" shall mean an account maintained for each Participant to which all Contribution Credits and Earnings Credits shall be allocated in accordance with Section III.

            1.2 "BOARD OF DIRECTORS" shall mean the Board of Directors of Fibreboard Corporation.

            1.3 "COMPANY" shall mean Fibreboard Corporation, a Delaware corporation.

            1.4 "CODE" shall mean the Internal Revenue Code of 1986, as amended.

            1.5   "COMMITTEE" shall mean as defined in Section 6.1.

            1.6 "COMPENSATION" shall mean a Participant's base salary and incentive bonus.

            1.7   "CONTRIBUTION CREDITS" shall mean as defined in Section 3.2.

            1.8   "EARNINGS CREDITS" shall mean as defined in Section 3.3.

            1.9 "FINAL AVERAGE COMPENSATION" shall mean the average of the Participant's Compensation for the Participant's final three years of employment with the Company assuming retirement at age 65.

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            1.10  "PARTICIPANT" shall mean an individual designated by the
Board of Directors to participate in the Plan.

            1.11 "PLAN" shall mean the Fibreboard Corporation Supplemental Retirement Plan as set forth herein and as may be amended from time to time.

            1.12 "RETIREMENT BENEFIT" shall mean the total benefits that a Participant (i) has received or is entitled to receive from all qualified plans, whether maintained by the Company or sourced from another employer, (ii) is entitled to receive under any insurance annuity contracts purchased by the Company for the benefit of the Participant under the terms of this Plan and (ii) is entitled to receive pursuant to the federal Social Security Act. For the purposes of determining the amount of a Participant's Retirement Benefit for purposes of this Plan, any lump-sum distribution under a qualified plan shall be deemed to be distributed to a Participant in equal annual installments over a 14 year period commencing at age 65. The Committee may make such other assumptions or adjustments as it deems appropriate as to the form and commencement date of benefits under any of the programs described in (i), (ii) or (iii).

            1.13  "SPECIFIED EARNINGS RATE" shall mean as defined in
Section 3.3.

            1.14 "TARGET BENEFIT" shall mean, with respect to each participant, an annual benefit payable for 14 years beginning on the date the Participant attains age 65 equal to 60% of the Participant's Final Average Compensation less the Participant's Retirement Benefit; provided, however, that if a Participant would complete less than 15 years of employment with the Company at age 65, the Participant's Target Benefit shall be reduced by 4% for each such year of employment under 15 years. For purposes of determining a Participant's Target Benefit as of the end of any year, Final Average Compensation and Retirement Benefits shall be estimated based on assumptions determined by the Committee from time to time.


                                   SECTION II
                                  PARTICIPATION

            The persons entitled to participate in this Plan shall be selected by the Board of Directors. The initial Participants are John D. Roach, James P. Donohue, Herbert M. Elliott, Stephen L. DeMaria and James D. Costello. The Board of Directors may select additional Participants who are key employees of the Company or one of its subsidiaries or affiliates with significant responsibility for the growth and long-term profitability of the Company or such subsidiary or affiliate and who shall attain at least age 50 in the calendar year in which Contribution Credits are credited to such key employee under this Plan.

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                                   SECTION III
                                    ACCOUNTS

            3.1 ACCOUNTS. There shall be established on behalf of each Participant an Account which shall be credited with Contribution Credits and Earning Credits as set forth below. Accounts shall be established for the sole purpose of computing the amount of benefits payable to such Participant under the Plan for services rendered after December 31, 1993. The balance of an Account as of any date shall be the value of such account as of the end of the calendar quarter coincident with or immediately preceding such date.

            3.2 CONTRIBUTION CREDITS. As of the end of each calendar year ending after December 31, 1993, the Account of each Participant for such year shall, unless the Committee determines otherwise, be credited with a Contribution Credit ("Contribution Credit") calculated based on assumptions determined by the Committee from time to time. The annual Contribution Credit shall be an amount equal to the level annual deposit required each year until attainment of age 65 that would, when combined with assumed earnings thereon, provide a lump sum at age 65 equal to the net present value on that date of the Target Benefit less the projected future value at age 65 of the previous years' Contribution Credits. The Committee shall determine, in its sole discretion, whether or not to make a Contribution Credit with respect to a Participant for any year. If a Contribution Credit is not made for any year, the Committee may, in its sole discretion, determine future Contribution Credits as if such earlier Contribution Credit had been made.

            3.3 EARNINGS CREDITS. The Account of each Participant shall be credited with earnings ("Earnings Credits"), at periodic intervals determined by the Committee, at a rate (the "Specified Earnings Rate") equal to the actual rate of return for such period of an investment vehicle selected by that Participant from a range of investment vehicles authorized by the Committee.
The rate of return on investment vehicles shall be tracked solely for the purpose of computing the amount of benefits payable to Participants under the Plan. The Company shall not be obligated to make any actual investment.


                                   SECTION IV
                               PAYMENT OF BENEFITS

            4.1 NORMAL PAYMENT METHOD. Within thirty (30) days following the earlier of the date a Participant attains age sixty-five (65) or termination of employment with the Company, its subsidiaries and affiliates, for any reason other than death, the Company shall pay the balance of the Participant's Account to the Participant in a single lump sum payment, which shall be in full satisfaction of his or her rights under the Plan.

            4.2 DEATH. In the event of a Participant's death prior to distribution of his or her Account under this Plan, the Company shall pay the balance of the Participant's Account to the beneficiary designated by the Participant in accordance with procedures established by the Committee. If a Participant does not designate a beneficiary or the designated beneficiary dies prior to distribution of the portion of a Participant's Account to

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which the beneficiary was entitled, the balance of the Participant's Accounts will be paid to the Participant's estate in the form of a single lump sum payment.


                                    SECTION V
                            AMENDMENT AND TERMINATION

            This Plan may be amended or terminated at any time by action of the Board of Directors at its sole discretion without prior notice to any person. Members of the Board who are Participants are precluded from voting on any action to terminate this Plan. No amendment shall operate to reduce Participants' benefits accrued to the date of such amendment. Upon termination of this Plan, the rights of all affected Participants in benefits credited to their Accounts shall be nonforfeitable; provided that upon such termination, the Company may elect to pay each Participant the then balance of his or her Account in a single sum payment in full satisfaction of his or her rights under the Plan.


                                   SECTION VI
                            MISCELLANEOUS PROVISIONS

            6.1 ADMINISTRATION. The general administration of this Plan shall be the responsibility of the Compensation Committee of the Board of Directors (the "Committee"). The day-to-day implementation of the Plan shall be the responsibility of the Company's Chief Executive Officer.

            6.2 NATURE OF OBLIGATION. No amount payable to or in respect of any Participant under this Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the participant or the participant's beneficiary, and any attempt to do so will be void. A Participant's or beneficiary's rights to receive payments under this Plan are merely those of an unsecured general creditor of the Company. Such rights constitute a mere promise by the Company to make payments to Participants and their beneficiaries in the future. Any trust created by the Company and any assets held by such trust to assist it in meeting its obligations under the Plan will conform to the terms of the model trust described in Revenue Procedure 92-64 and any payment made from such a trust to a Participant or beneficiary shall, to the extent thereof, be in satisfaction of such person's right to payment under the Plan. It is the intention of all of the parties to this agreement that the Plan be unfunded for federal tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.

            6.3 NO EMPLOYMENT RIGHTS. Nothing contained herein shall confer on any Participant the right to be retained in the service of the Company, nor shall it interfere with the right of the Company to discharge or otherwise deal with Participants without regard to the existence of this Plan.

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